UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2026

ADVANCED DRAINAGE SYSTEMS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36557	51-0105665
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4024 Green Stripe Lane, Hilliard, Ohio	43026
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (614) 658-0050

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	WMS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On October 1, 2026, Advanced Drainage Systems, Inc. and its subsidiary, ADS Investment LLC, a Delaware limited liability company, (together, the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with StormTrap Investors, L.L.C., a Delaware limited liability company, as representative of the sellers, and certain sellers as set forth in the Purchase Agreement (together, the “Sellers”), pursuant to which the Company will acquire StormTrap Investments, L.L.C. (“StormTrap”), an industry leader in large volume, space-constrained, highly engineered stormwater solutions. The Sellers have agreed to sell to the Company all the outstanding equity interests of StormTrap Investments, L.L.C. and its direct subsidiaries for approximately $530 million, or approximately $450 million when adjusted for the present value of the expected tax benefits, subject to certain purchase price adjustments. The transaction will be funded by a combination of cash on hand and funds from the existing credit facility of the Company.

The Purchase Agreement contains customary representations, warranties and covenants from the Sellers. The Company has obtained a representations and warranties insurance policy that will provide a source of recourse in the event of any breaches of the representations and warranties of the Sellers contained in the Purchase Agreement, subject to a retention amount, exclusions, policy limits and certain other terms and conditions. The closing of the transaction remains subject to customary closing conditions, including customary covenants regarding the parties’ efforts to obtain required antitrust approvals.

A copy of the Purchase Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement.

The representations, warranties and covenants set forth in the Purchase Agreement have been made only for the purposes of that agreement and solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of any party to the Purchase Agreement or any of their respective subsidiaries, affiliates or businesses.

Item 7.01 Regulation FD Disclosure.

On October 5, 2026, the Company issued a press release announcing the proposed acquisition of StormTrap. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and hereby incorporated by reference.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities under Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are being furnished as part of this report:

2.1	Securities Purchase Agreement between StormTrap Investors, L.L.C., as representative of the Sellers, the Sellers, ADS Investment LLC and Advanced Drainage Systems, Inc.

99.1	Press Release of Advanced Drainage Systems, Inc., dated October 5, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADVANCED DRAINAGE SYSTEMS, INC.

Date: October 5, 2026	By:	/s/ Scott A. Cottrill
	Name:	Scott A. Cottrill
	Title:	EVP, CFO & Secretary